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                                                                     Exhibit 4.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                          FSC SEMICONDUCTOR CORPORATION
                        ---------------------------------

                  FSC Semiconductor Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That at a meeting of the board of directors of the Corporation held on January 5, 1998, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the stockholders of the Corporation. The resolution setting forth the amendment is as follows:

              RESOLVED, that the first sentence of Article 4 of the Certificate of Incorporation of the Corporation be amended so that the same sentence as amended reads as follows:

                  The aggregate number of shares of stock which the Corporation shall have authority to issue is 160,070,000 shares, divided into three (3) classes consisting of 70,000 shares of 12% Series A Cumulative Compounding Preferred Stock, par value $.01 per share ("Series A Preferred Stock"); 80,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"); and 80,000,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock").

         SECOND: That thereafter, pursuant to the resolution of the board of directors, the proposed amendment to the Certificate of Incorporation of the Corporation was approved by the written consent of the stockholders of the Corporation dated April 24, 1998.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Daniel E. Boxer, its Executive Vice President and Secretary, this 27th day of April, 1998.

                                               By: /s/ DANIEL E. BOXER
                                                   --------------------------
                                                   Daniel E. Boxer
                                                   Executive Vice President
                                                   and Secretary